Exhibit 99.1

TREAN INSURANCE GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS, PROVIDES 2022 OUTLOOK

Full Year 2021 Net Income of $19.3 Million – 25th Consecutive Profitable Year

Commitment to Profitable Growth - Full Year 2021 Gross Written Premiums Grew 31%

57% Growth in Fourth Quarter Net Earned Premiums and 83% Growth for Full Year

Wayzata, MN, March 9, 2022 – Trean Insurance Group, Inc. (Nasdaq: TIG) (“Trean” or the “Company”), a leading provider of products and services to the specialty insurance market, today reported results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter and Full Year 2021 Highlights

•

Gross written premiums were $153.3 million in the fourth quarter, an increase of 14% compared to the same prior-year period. Full Year 2021 gross written premiums grew 31% to $634.2 million, compared to the prior year, strongly positioning the Company for profitable growth.

•

Net earned premiums increased 57% to $57.6 million in the fourth quarter, compared to the same prior-year period. Full Year 2021 net earned premiums were $198.7 million, an increase of 83% compared to the prior year.

•

Net income was $1.2 million, or $0.02 per diluted share, in the fourth quarter. Full Year 2021 net income was $19.3 million, or $0.38 per diluted share, reflecting the Company’s 25th consecutive year of profitability.

•	Adjusted net income(1) was $2.0 million, or $0.04 per diluted share, in the fourth quarter. Full Year adjusted net income was $22.1 million, or $0.43 per diluted share.

•

The Company’s fourth quarter loss and expense ratios were 76.4% and 23.9%, respectively, compared to 27.4% and 41.4%, respectively, in same prior-year period. Full Year 2021 loss and expense ratios were 65.8% and 27.5%, respectively, compared to 46.8% and 35.6%, respectively, for the prior year.

•	Combined ratio was 100.3% for the fourth quarter, compared to 68.8% for the same prior-year period. Full Year combined ratio was 93.3%, compared to 82.4% for the prior year.

•

Fourth quarter return on equity of 1.2%; adjusted return on equity(1) of 1.9%; and adjusted return on tangible equity of 3.9%(1). Full Year return on equity of 4.6%; adjusted return on equity of 5.3%; adjusted return on tangible equity was 11.0%.

•

As part of its commitment to profitable growth, the Company made the strategic decision to retain more premium. The fourth quarter retention rate was 36.9%, compared to 30.2% for the same prior-year period, and the full year retention rate was 34.7%, compared to 25.1% for the prior year.

Adjusted net income, adjusted diluted earnings per share, adjusted return on equity, adjusted return on tangible equity and underwriting income are non-GAAP financial measures. See discussion of “Key Metrics” below.

Management Commentary

“We posted a 2021 calendar year combined ratio of 93.3% and earned an adjusted net income of $22.1 million, which represents an 11.0% adjusted return on tangible equity,” said Andrew O’Brien, Chief Executive Officer of Trean. “This combined ratio is substantially better than the overall insurance industry average and marks the 25th consecutive year in which Trean has earned a profit. We also grew gross written premiums above our expectations and enhanced our infrastructure to position ourselves for continued profitable growth. Before I talk about these positives, let’s address our higher-than-expected loss ratio.”

“When calculating our loss estimates, we keep in mind that favorable surprises are better than adverse surprises as too low an estimate can be more costly. Historically, our ultimate costs have been much lower than our initial projections. For example, in the developed year of 2017, we projected our 2017 claims would cost $35.6 million but, in hindsight, we now expect those claims to cost $23.4 million. Early in 2021, we reported on some of the large, unusual losses that we experienced in 2021. We expected that our loss results would average-out over the course of the full year, which was the case from May through November. Unfortunately, in December we incurred some new, large claims at the end of 2021. Large losses push up the reported loss ratio and have a multiplicative impact on actuarial loss projections. As a result, we reported a higher 2021 loss ratio.”

“Our elevated losses came primarily from three of our thirty programs. Ironically, these three programs were well established and had consistently produced positive results up to 2021, and as a result, we materially increased our retention in each of these programs during 2021. When the losses began to emerge, we carefully reviewed the operations of each program to see if there were any changes in rate levels, the claims environment, or underwriting practices that might be the cause for the elevated losses they were experiencing. Based upon that review, we believe these are good programs that will contribute to our future profitability despite the losses they experienced in 2021. We are very encouraged that prior years’ claims for these programs developed favorably during 2021. We are also encouraged that the three programs have reported positive results through February of this year, and as a result, we are expecting a first quarter 2022 loss ratio between 61.5% and 62.5% of net earned premium.”

“We grew gross written premiums 31% during 2021. This growth is all the more impressive considering the actions that we took with our California workers compensation business, which is our single largest program. During 2021, we saw three developments in California that concerned us. First, we encountered aggressive rate cutting competition for large accounts. Second, the legislature created a presumption that agricultural workers who contracted COVID contracted it on the job, enabling those workers to collect workers compensation benefits if they contracted COVID. Finally, the insurance department set rates below the level proposed by the state rating agency. We responded to these developments by exiting most agricultural risks, refusing to aggressively compete for large accounts, and seeking warranted rate increases on specific risks. As a result, our California workers compensation business shrunk by roughly 18.4% during 2021, or an amount equal to 7.3% of our total 2020 gross written premiums. We believe that we now have a better rated, more balanced risk pool and are positioned to regrow our California workers compensation business when the risk/reward ratio improves.”

“Our actions in California underscore two important points regarding our business. First, we are committed to profitable growth, not to growth itself, and we are prepared to take rapid action to preserve underwriting discipline. Second, the fact we grew so rapidly, despite shrinking our California business, demonstrates the strength of our overall business model and the attractive market available to us. We believe the insurance program market is large, rapidly growing, and that we have a leading position within that market.”

“In 2021 we invested significantly and prudently in time and capital to improve our infrastructure. Claims handling is a key focus for us and we are on track to launch a new claims software system designed to support our continued growth. Throughout the year we implemented a variety of IT upgrades to capture efficiencies in how we handle and analyze our business. We reorganized our processes to more effectively and quickly on-board new programs. Finally, we added skilled people throughout the organization to improve our capabilities and further strengthen our bench. I am proud that we accomplished these goals while carefully controlling our expenses. We strive to be both the most skilled and lowest cost competitor in our business area.”

Underwriting Results

Gross written premiums increased 14% to $153.3 million for the fourth quarter of 2021, compared to $134.5 million for the fourth quarter of 2020. The increase was largely driven by the full year effect of nine program partners added in the prior year and growth from existing program partners across the accident & health, commercial, commercial auto, homeowners and other liability lines of business. The growth in these lines reflect the Company’s continued strategy to diversify its product offerings. This growth was partially offset by a decrease in the California workers’ compensation business that resulted from the Company’s strategic measures undertaken to exit certain unfavorable workers’ compensation risks. The Company continues to balance its portfolio to minimize risk and emphasize lines of business that offer profitable growth.

Gross unearned premiums decreased $2.9 million in the fourth quarter of 2021, compared to an increase of $12.6 million in the prior-year period. As of December 31, 2021, the Company had net unearned premiums reflected on its balance sheet of $90.5 million, an increase of $5.9 million, or 7%, compared to September 30, 2021 and up $40.5 million, or 81%, from December 31, 2020. This continued growth in net unearned premium represents a material source of deferred potential profit.

Net earned premiums of $57.6 million grew 56.8% compared to the prior year’s fourth quarter, driven by an increase in gross earned premiums and the strategic decision to retain more gross written premiums.

General and administrative expenses were $13.8 million for the fourth quarter of 2021, compared to $15.2 million for the prior-year period. The decrease resulted primarily from $5.2 million of various accrual true-ups in the fourth quarter of 2020 that did not recur in the fourth quarter of 2021, partially offset by an increase in net commissions and insurance-related expenses that were primarily tied to the growth in gross earned premiums, as well as increased salaries and benefits resulting from an expanded workforce. The Company’s expense ratio was 23.9% for the fourth quarter of 2021, a 1750 basis point improvement compared to 41.4% for the prior-year period. The improvement in the expense ratio was primarily due to the year-over-year increase in net earned premiums and the non-recurrence of accrual true-ups included in the fourth quarter of 2020.

Net income was $1.2 million for the fourth quarter of 2021, compared to net income of $8.3 million for the prior-year period. Diluted earnings per share for the fourth quarter of 2021 was $0.02. Adjusted net income(1), which excludes intangible asset amortization, noncash stock compensation and the effect of unrealized funds held investment losses on the fair value of embedded derivatives and their related tax impact, was $2.0 million for the fourth quarter of 2021, compared to adjusted net income of $11.2 million for the prior-year period. Adjusted diluted earnings per share for the fourth quarter of 2021 was $0.04.

Underwriting loss of $0.2 million resulted in a combined ratio of 100.3% for the fourth quarter of 2021, compared to underwriting income of $11.4 million and a combined ratio of 68.8% for the prior-year period. Losses and loss adjustment expenses for the fourth quarter of 2021 were $44.0 million, which resulted in a 76.4% loss ratio, compared to 27.4% in the prior-year period. The increase in the loss ratio during the fourth quarter of 2021 versus the prior-year period was primarily attributable to an unusual number of large losses experienced during 2021, including in the fourth quarter, resulting in a significantly higher 2021 accident year loss ratio compared to what was experienced in 2020.

Investment Results

Net investment income was $2.2 million for the fourth quarter of 2021, compared to $2.5 million in the prior-year period. Cash and invested assets consist primarily of fixed maturities, equity securities and cash equivalents. The majority of the Company’s investment portfolio at December 31, 2021 was comprised of $471.1 million of fixed maturity securities that were classified as available-for-sale. The Company also had $129.6 million of cash and cash equivalents on its balance sheet as of December 31, 2021. The Company’s fixed maturities portfolio had an average rating of “AA” at both December 31, 2021 and December 31, 2020.

Other

Other revenue was $1.6 million for the fourth quarter of 2021, compared to $0.8 million for the prior-year period, due to a year-over-year increase in brokerage revenue.

Stockholders’ Equity and Returns

Total stockholders’ equity was $421.9 million at December 31, 2021, compared to $410.1 million at December 31, 2020. Return on equity was 1.2% for the fourth quarter of 2021, compared to 8.2% for the prior-year period, and adjusted return on equity(1) was 1.9% for the fourth quarter of 2021, compared to 11.0% for the prior-year period. Return on tangible equity was 2.4% for the fourth quarter of 2021, compared to 17.4% for the prior-year period and adjusted return on tangible equity was 3.9% for the fourth quarter of 2021, compared to 23.4% for the prior-year period.

Full Year 2022 Outlook

The Company is providing the following outlook for the full year 2022:

•	Gross written premium between $655 million and $670 million

•

The Company expects to deliberately moderate gross written premium growth in 2022 as 31% growth in 2021 placed the Company well on track to achieve its long-term gross written premium goals. It will focus its efforts in 2022 on effectively managing premium to ensure sustained net income growth.

•	Net earned premium between $240 million and $250 million. This represents year-over-year growth of 21% on the lower end and 26% on the upper end

•	Net earned premium outlook reflects expected increased retention rate throughout 2022 based on current contracts in-force.

•	Total revenue between $253 million and $263 million

•	Expense ratio between 32% and 33% of net earned premium

•

Expense ratio reflects the aforementioned expected increase in retention, which would reduce the Company’s ceding commission offset to general and administrative expenses, as well as additional reductions in ceding commissions resulting from adding more short-tail lines of business, which typically have lower front fees.

•	Expense ratio also reflects expected continued operational investments in the Company.

First Quarter 2022 Outlook

As noted in management commentary, the Company expects first quarter 2022 loss ratio to be between 61.5% and 62.5% of net earned premium.

Webcast and Conference Call

A webcast and conference call to discuss the Company’s results will be held today beginning at 5:00 p.m. (Eastern Time). The audio webcast is accessible through the investor relations section of the Company’s website at https://investors.trean.com.

The dial-in number for the conference call is (877) 407-3982 (toll-free) or (201) 493-6780 (international), conference ID# 13727381. Any person interested in listening to the call should dial in or access the website at least 10 minutes before the call.

A replay of the call will be available at https://investors.trean.com for one year following the call.

Key Metrics

The Company discusses certain key financial and operating metrics, described below, which provide useful information about its business and the operational factors underlying its financial performance.

Underwriting income is a non-GAAP financial measure defined as income before taxes excluding net investment income, investment revaluation gains, net realized capital gains or losses, IPO-related expenses, intangible asset amortization, noncash stock compensation, interest expense, other revenue and other income and expenses. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of underwriting income to income before taxes in accordance with GAAP.

Adjusted net income is a non-GAAP financial measure defined as net income excluding the impact of various specific events, including the consummation of the reorganization transactions in connection with our IPO, noncash intangible asset amortization and stock compensation, other expenses and gains or losses that the Company does not believe reflect its core operating performance, which items may have a disproportionate effect in a given period, affecting comparability of the Company’s results across periods. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of adjusted net income to net income in accordance with GAAP.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses to net earned premiums.

Expense ratio, expressed as a percentage, is the ratio of general and administrative expenses to net earned premiums.

Combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

Adjusted return on equity is a non-GAAP financial measured defined as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of adjusted return on equity to return on equity in accordance with GAAP.

Tangible stockholders’ equity is defined as stockholders’ equity less goodwill and other intangible assets.

Return on tangible equity is a non-GAAP financial measure defined as net income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders’ equity during the period.

Adjusted return on tangible equity is a non-GAAP financial measure defined as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders’ equity during the period. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of adjusted return on tangible equity to return on equity in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are not historical or current facts. These statements may discuss the Company’s net income, cash flow, financial condition, impairments, expenditures, growth, strategies, plans, achievements, capital structure, organizational structure, market opportunities and general market and industry conditions. Such forward-looking statements can be identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “predict,” “project,” “believe,” “seek,” “outlook,” “future,” “will,” “would,” “should,” “could,” “may,” “can have,” “likely” and similar terms. Forward-looking statements are based on management’s current expectations and assumptions about future events. These statements are only predictions and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements if the underlying assumptions prove to be incorrect or as a result of risks, uncertainties, and other factors, including the impact of the COVID-19 pandemic on the business and operations of the Company, our program partners and other business relations. Other factors that may cause such differences include the risks described in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. These forward-looking statements speak only as of the date on which they are made. Except as required by applicable securities laws, the Company disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, changes in assumptions or otherwise. Investors are cautioned not to place undue reliance on the forward-looking statements contained in this press release or in other filings and public statements of the Company.

About Trean Insurance Group, Inc.

Trean Insurance Group, Inc. (Nasdaq: TIG) provides products and services to the specialty insurance market. Trean underwrites specialty casualty insurance products both through its program partners and its own managing general agencies. Trean also provides its program partners with a variety of services including issuing carrier services, claims administration and reinsurance brokerage. Trean is licensed to write business across 49 states and the District of Columbia. For more information, please visit www.trean.com.

Contacts

Investor Relations

investor.relations@trean.com

(952) 974-2260

Trean Insurance Group, Inc. and Subsidiaries

Condensed Consolidated and Combined Statements of Operations

(in thousands, except for percentages, share and per share amounts)

(unaudited)

	Three Months Ended December 31,			Percentage	Twelve Months Ended December 31,			Percentage
	2021	2020	Change	Change(1)	2021	2020	Change	Change(1)
Revenues
Gross written premiums	$153,259	$134,494	18,765	14.0%	$634,164	$484,249	149,915	31.0%
Increase in gross unearned premiums	2,925	(12,614)	15,539	(123.2)%	(61,911)	(52,215)	(9,696)	18.6%

Gross earned premiums	156,184	121,880	34,304	28.1%	572,253	432,034	140,219	32.5%
Ceded earned premiums	(98,536)	(85,107)	(13,429)	15.8%	(373,573)	(323,567)	(50,006)	15.5%

Net earned premiums	57,648	36,773	20,875	56.8%	198,680	108,467	90,213	83.2%
Net investment income	2,159	2,535	(376)	(14.8)%	8,721	11,669	(2,948)	(25.3)%
Gain on revaluation of Compstar	—	—	—	NM	—	69,846	(69,846)	(100.0)%
Net realized capital gains	(23)	20	(43)	NM	49	3,365	(3,316)	(98.5)%
Other revenue	1,557	781	776	99.4%	10,240	12,104	(1,864)	(15.4)%

Total revenue	61,341	40,109	21,232	52.9%	217,690	205,451	12,239	6.0%
Expenses
Losses and loss adjustment expenses	44,037	10,093	33,944	NM	130,772	50,774	79,998	157.6%
General and administrative expenses	13,760	15,231	(1,471)	(9.7)%	54,706	38,668	16,038	41.5%
Other expenses	—	2,373	(2,373)	(100.0)%	845	13,427	(12,582)	(93.7)%
Intangible asset amortization	1,500	1,419	81	5.7%	5,826	2,573	3,253	126.4%
Noncash stock compensation	424	199	225	113.1%	1,522	506	1,016	NM
Interest expense	414	440	(26)	(5.9)%	1,685	1,922	(237)	(12.3)%

Total expenses	60,135	29,755	30,380	102.1%	195,356	107,870	87,486	81.1%
Gains (losses) on embedded derivatives	357	(608)	965	(158.7)%	2,226	(6,155)	8,381	(136.2)%
Other income	28	762	(734)	(96.3)%	219	1,025	(806)	(78.6)%

Income before taxes	1,591	10,508	(8,917)	(84.9)%	24,779	92,451	(67,672)	(73.2)%
Income tax expense	347	2,200	(1,853)	(84.2)%	5,449	6,235	(786)	(12.6)%
Equity earnings in affiliates, net of tax	—	—	—	NM	—	2,333	(2,333)	(100.0)%

Net income	$1,244	$8,308	(7,064)	(85.0)%	$19,330	$88,549	(69,219)	(78.2)%

Earnings per share:
Basic	$0.02	$0.16			$0.38	$2.02
Diluted	$0.02	$0.16			$0.38	$2.02

Weighted average shares outstanding:
Basic	51,175,996	51,148,782			51,162,293	43,744,003
Diluted	51,175,996	51,150,187			51,173,450	43,744,744

(1)	The Company defines increases or decreases greater than 200% as “NM” or not meaningful.

Key Metrics

(in thousands, except for percentages)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Key metrics:
Underwriting income (1)	$(149)	$11,449	$13,202	$19,025
Adjusted net income (1)	$2,029	$11,179	$22,132	$32,778
Loss ratio	76.4%	27.4%	65.8%	46.8%
Expense ratio	23.9%	41.4%	27.5%	35.6%
Combined ratio	100.3%	68.8%	93.3%	82.4%
Return on equity	1.2%	8.2%	4.6%	32.1%
Adjusted return on equity (1)	1.9%	11.0%	5.3%	11.9%
Return on tangible equity (1)	2.4%	17.4%	9.7%	53.2%
Adjusted return on tangible equity (1)	3.9%	23.4%	11.0%	19.7%

(1)

Adjusted net income, adjusted return on equity, return on tangible equity, adjusted return on tangible equity and underwriting income are non-GAAP financial measures. See “Reconciliation of Non-GAAP Financial Measures” below for a reconciliation to the applicable GAAP measure.

Trean Insurance Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2021	December 31, 2020
	(unaudited)
Assets
Fixed maturities, available for sale	$471,061	$405,604
Preferred stock, at fair value	228	240
Common stock, at fair value	741	3,534
Equity method investments	—	232

Total investments	472,030	409,610

Cash and cash equivalents	129,577	153,149
Restricted cash	407	4,085
Accrued investment income	2,344	2,458
Premiums and other receivables	141,920	109,217
Income taxes receivable	460	1,322
Reinsurance recoverable	377,241	343,213
Prepaid reinsurance premiums	129,411	107,971
Deferred policy acquisition cost, net	13,344	1,332
Property and equipment, net	7,632	8,254
Right of use asset	4,530	6,338
Goodwill	142,347	140,640
Intangible assets, net	73,114	75,316
Other assets	8,658	6,878

Total assets	$1,503,015	$1,369,783

Liabilities
Unpaid loss and loss adjustment expenses	$544,320	$457,817
Unearned premiums	219,940	157,987
Funds held under reinsurance agreements	199,410	174,704
Reinsurance premiums payable	45,130	57,069
Accounts payable and accrued expenses	29,448	61,240
Lease liability	4,976	6,893
Deferred tax liability	7,520	12,329
Debt	30,362	31,637

Total liabilities	1,081,106	959,676
Commitments and contingencies
Stockholders’ Equity
Common stock, $0.01 par value per share (600,000,000 authorized; 51,176,887 and 51,148,782 issued and outstanding as of December 30, 2021 and December 31, 2020, respectively)	512	511
Additional paid-in capital	288,623	287,110
Retained earnings	128,390	109,060
Accumulated other comprehensive income	4,384	13,426

Total stockholders’ equity	421,909	410,107

Total liabilities and stockholders’ equity	$1,503,015	$1,369,783

Supplemental Table of Other Revenue Components

	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, in thousands)	2021	2020	2021	2020
Other Revenue
Brokerage	$822	$124	$7,036	$8,994	(1)
Managing general agent fees	196	256	603	976
Third-party administrator fees	417	301	1,608	1,630
Consulting and other fee-based revenue	122	100	993	504

Total Other Revenue	1,557	781	10,240	12,104

(1)

Includes a $2.2 million brokerage revenue increase related to an increase in estimated premiums and the timing of effective dates on brokered reinsurance contracts recognized in the third quarter of 2020.

Supplemental Table of Net Investment Income Components

	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, in thousands)	2021	2020	2021	2020
Fixed maturities	$1,597	$1,587	$6,331	$6,271
Income on funds held investments	555	864	2,338	3,345
Preferred stock	7	9	48	48
Common stock	—	76	—	1,980
Interest on cash and short-term investments	—	(1)	4	25

Total net investment income	$2,159	$2,535	$8,721	$11,669

Supplemental Table of Gain (Loss) on Embedded Derivative Components

	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, in thousands)	2021	2020	2021	2020
Change in fair value of embedded derivatives	$905	$256	$4,666	$(2,810)
Effect of net investment income on funds held investments	(555)	(864)	(2,338)	(3,345)
Effect of realized gains on funds held investments	7	—	(102)	—

Total gains (losses) on embedded derivatives	$357	$(608)	$2,226	$(6,155)

Supplemental Table of Net G&A Components

	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, in thousands)	2021	2020	2021	2020
Direct commissions	$27,660	$27,439	$105,965	$90,256
Ceding commissions	(31,140)	(26,425)	(120,688)	(105,500)

Net commissions	(3,480)	1,014	(14,723)	(15,244)
Insurance-related expense	5,936	4,537	20,732	16,075
G&A operating expenses	11,304	9,680	48,697	37,837

Total G&A expense	$13,760	$15,231	$54,706	$38,668

G&A operating expense - % of GWP	7.4%	7.2%	7.7%	7.8%

Retention rate(1)	36.9%	30.2%	34.7%	25.1%

Direct commission rate(2)	17.7%	22.5%	18.5%	20.9%

Ceding commission rate(3)	31.6%	31.0%	32.3%	32.6%

(1)	Net earned premiums as a percentage of gross earned premiums.
(2)	Direct commissions as a percentage of gross earned premiums.
(3)	Ceding commissions as a percentage of ceded earned premiums.

Reconciliation of Non-GAAP Financial Measures

Underwriting income

The Company defines underwriting income as income before taxes excluding net investment income, investment revaluation gains, net realized capital gains or losses, IPO-related expenses, intangible asset amortization, noncash stock compensation, interest expense, other revenue and other income and expenses. Underwriting income represents the pre-tax profitability of the Company’s underwriting operations and allows management to evaluate the Company’s underwriting performance without regard to investment income, IPO-related expenses, intangible asset amortization, noncash stock compensation, interest expense, other revenue and other income and expenses. The Company uses this metric because the Company believes it gives management and other users of the Company’s financial information useful insight into the Company’s underwriting business performance by adjusting for these expenses and sources of income. Underwriting income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define underwriting income differently.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, in thousands)	2021	2020	2021	2020
Net income	$1,244	$8,308	$19,330	$88,549
Income tax expense	347	2,200	5,449	6,235
Equity earnings in affiliates, net of tax	—	—	—	(2,333)

Income before taxes	1,591	10,508	24,779	92,451
Other revenue	(1,557)	(781)	(10,240)	(12,104)
Gains (losses) on embedded derivatives	(357)	608	(2,226)	6,155
Net investment income	(2,159)	(2,535)	(8,721)	(11,669)
Gain on revaluation of Compstar	—	—	—	(69,846)
Net realized capital gains (losses)	23	(20)	(49)	(3,365)
Other expenses	—	2,373	845	13,427
Interest expense	414	440	1,685	1,922
Intangible asset amortization	1,500	1,419	5,826	2,573
Noncash stock compensation	424	199	1,522	506
Other income	(28)	(762)	(219)	(1,025)

Underwriting income	$(149)	$11,449	$13,202	$19,025

Adjusted net income

The Company defines adjusted net income as net income excluding the impact of certain items, including the consummation of the reorganization transactions in connection with the IPO, noncash intangible asset amortization and stock compensation, other expenses and gains or losses that the Company believes do not reflect its core operating performance, which items may have a disproportionate effect in a given period, affecting comparability the Company’s results across periods. The Company calculates the tax impact only on adjustments that would be included in calculating the Company’s income tax expense using the effective tax rate at the end of each period. The Company uses adjusted net income as an internal performance measure in the management of its operations because the Company believes it gives its management and other users of its financial information useful insight into the Company’s results of operations and underlying business performance by eliminating the effects of these items. Adjusted net income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define adjusted net income differently.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, in thousands)	2021	2020	2021	2020
Net income	$1,244	$8,308	$19,330	$88,549
Intangible asset amortization	1,500	1,419	$5,826	2,573
Noncash stock compensation	424	199	$1,522	506
Change in fair value of embedded derivatives	(905)	(256)	$(4,666)	2,810
Other expenses	—	2,373	$845	13,427
Expenses associated with Altaris management fee, including cash bonuses paid to unitholders	—	—	$—	883
Expenses associated with IPO and other one-time legal and consulting expenses	—	—	$—	1,845
Expenses related to debt issuance costs	—	—	$—	135
FMV adjustment of remaining investment in subsidiary	—	—	$—	(71,846)
Net loss (gain) on purchase & disposal of subsidiaries	—	—	$112	(3,115)

Total adjustments	1,019	3,735	$3,639	(52,782)
Tax impact of adjustments	(234)	(864)	$(837)	(2,989)

Adjusted net income	$2,029	$11,179	$22,132	$32,778

Adjusted return on equity

The Company defines adjusted return on equity as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. The Company uses adjusted return on equity as an internal performance measure in the management of its operations because the Company believes it gives management and other users of the Company’s financial information useful insight into the Company’s results of operations and underlying business performance by adjusting for items that the Company believes do not reflect its core operating performance and that may diminish comparability across periods. Adjusted return on equity should not be viewed as a substitute for return on equity calculated in accordance with GAAP, and other companies may define adjusted return on equity differently.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, in thousands)	2021	2020	2021	2020
Adjusted return on equity calculation:
Numerator: adjusted net income	$2,029	$11,179	$22,132	$32,778
Denominator: average stockholders’ equity	422,101	405,930	416,008	275,861

Adjusted return on equity	1.9%	11.0%	5.3%	11.9%

Return on equity	1.2%	8.2%	4.6%	32.1%

Return on tangible equity and adjusted return on tangible equity

The Company defines tangible stockholders’ equity as stockholders’ equity less goodwill and other intangible assets. The Company defines return on tangible equity as net income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders’ equity during the period. The Company defines adjusted return on tangible equity as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders’ equity during the period. The Company regularly evaluates acquisition opportunities and have historically made acquisitions that affect stockholders’ equity. The Company uses return on tangible equity and adjusted return on tangible equity as internal performance measures in the management of the Company’s operations because the Company believes they give management and other users of its financial information useful insight into the Company’s results of operations and underlying business performance by adjusting for the effects of acquisitions on the Company’s stockholders’ equity and, in the case of adjusted return on tangible equity, by adjusting for items that the Company believes do not reflect its core operating performance and that may diminish comparability across periods. Return on tangible equity and adjusted return on tangible equity should not be viewed as substitutes for return on equity calculated in accordance with GAAP, and other companies may define return on tangible equity and adjusted return on tangible equity differently.

	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, in thousands)	2021	2020	2021	2020
Return on tangible equity calculation:
Numerator: net income	$1,244	$8,308	$19,330	$88,549
Denominator:
Average stockholders’ equity	422,101	405,930	416,008	275,861
Less: Average goodwill and other intangible assets	216,108	214,484	215,709	109,466

Average tangible stockholders’ equity	205,993	191,446	200,299	166,395

Return on tangible equity	2.4%	17.4%	9.7%	53.2%

Return on equity	1.2%	8.2%	4.6%	32.1%

	Three Months Ended December 31,		Twelve Months Ended December 31,
(unaudited, in thousands)	2021	2020	2021	2020
Adjusted return on tangible equity calculation:
Numerator: adjusted net income	$2,029	$11,179	$22,132	$32,778
Denominator: average tangible stockholders’ equity	205,993	191,446	200,299	166,395

Adjusted return on tangible equity	3.9%	23.4%	11.0%	19.7%

Return on equity	1.2%	8.2%	4.6%	32.1%